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                                                                    Exhibit 10.1

                           Placement Agent Agreement

                                                                  April 14, 1999

Fahnestock & Co. Inc.
125 Broad St., 16th Floor
New York, NY 10004

Dear Sirs:

         The undersigned, Collision Depot.com, Inc. (the "Company"), a Delaware corporation, wholly owned by First Priority Group, Inc. ("FPGI"), hereby agrees with Fahnestock & Co. Inc. ("Fahnestock" or "Placement Agent") as follows:

         1. Best Efforts Offering. The Company hereby engages Fahnestock to act as its exclusive agent during the term of the offering as outlined herein (the "Offering") to sell, in an aggregate Offering of no less than five million dollars ($5,000,000) (the "Minimum") and no more than seven million dollars ($7,000 000) (the "Maximum"), on a "best efforts" basis, shares of preferred stock (the "Preferred Stock" or Preferred Shares") on the terms substantially as set forth in the Term Sheet attached hereto as Exhibit A. The price per share of Preferred Stock will be substantially determined to the mutual satisfaction of the Company and Fahnestock. As part of the Minimum, the Company shall raise a minimum of five hundred thousand ($500,000) and a maximum of two million dollars ($2,000,000) of Series A Preferred Stock which shall have similar terms as the Preferred Stock. The Preferred Shares shall be offered without registration under the Securities Act of 1933, as amended and the rules and regulations promulgated thereunder (the "Act") pursuant to the exemption from registration created by Regulation D thereof.

         2. Business Plan. The Company shall, as soon as practicable, prepare a Business Plan covering the proposed Offering. The Business Plan shall be in form and substance reasonably satisfactory to Fahnestock and to the Company. The Company agrees that it shall modify or supplement the Business Plan during the course of the Offering to insure that the Business Plan does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Fahnestock will not make any use of the Business Plan other than for purposes of implementing this Agreement.

         3. Compensation. You will be paid at the closing of such sales a cash commission of eight percent (8%) of the subscription price of each Share sold and you may reallow such part thereof to participating Soliciting Dealers on sales effected by such Soliciting Dealers as you in your sole discretion may determine. In addition, you will receive a non-accountable expense allowance of fifty thousand dollars ($50,000), of which twenty-five thousand dollars ($25,000) shall be payable upon execution of this Agreement and the balance of which shall be earned and due on the initial closing, to cover your expenses of this Offering including your legal fees and disbursements. In addition, you shall receive warrants to purchase Common Stock equal to ten percent (10%) of the number of as-converted shares of Series B Preferred Stock sold in the Offering at a 10% premium to the conversion price of the Preferred Stock. Your compensation for the amount raised for Series A Preferred Stock shall be reduced to the following: (i) four percent (4.0%) placement agent fee and (ii) warrants to purchase Common Stock equal to five percent (5%) of the number of as-converted shares of Series A Preferred Stock.

         Whether or not the Offering is consummated, if during the term of the Offering hereunder, the Placement Agent contacts an investor who purchases within one (1) year after such introduction any private securities of the Company, you shall be entitled to compensation which you would obtain hereunder on the same basis as you would have been entitled if you had arranged for the sale of a comparable dollar amount of securities offered hereunder.

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         4. Expenses. Whether or not the Offering is successfully completed, it shall be the Company's obligation to bear all of its expenses in connection with the proposed Offering, including, but not limited to, the following: filing fees, printing and duplicating costs, the Company's and your postage, delivery and advertising expenses, registrar and transfer agent fees, counsel and accounting fees of the Company, issue and transfer taxes, if any, and "blue sky" counsel fees and expenses for filing in such states as may be agreed upon. The "blue sky" registration shall be handled by the Company's counsel at a fee payable at the time of filing of the "blue sky" applications, plus expenses (including state filing fees which shall be advanced by or promptly reimbursed by the Company) to be borne by the Company.

         5. Further Representations and Agreements of the Company. In addition to the terms in Exhibit A, the Company further represents and agrees that (i) it is authorized to enter into this Agreement and to carry out the Offering contemplated hereunder and this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable in accordance with its terms,
(ii) without your prior written consent, it will not prior to the termination of the Offering, permit any indebtedness nor the number of shares of its Common Stock outstanding or issuable under outstanding warrants, options or conversion rights to exceed that number of Common Stock equivalents on a fully-diluted basis to exceed $21 million of value, (iii) the Company will, during the course of the Offering and during the period ending five (5) years after the date of the Business Plan, solely at its expense, provide you with all information and copies of documentation with respect to the Company's business, financial condition and other matters as Fahnestock may reasonably deem relevant, including copies of all documents sent to stockholders or filed with any federal authorities, and will, during the course of the Offering, make itself reasonably available to Fahnestock, its auditors, counsel, and officers and directors to discuss with Fahnestock any aspect of the Company or its business which Fahnestock may reasonably deem relevant, (iv) Fahnestock shall have observer rights to meetings of the Board of Directors until the Company's initial public offering and such observer shall be promptly reimbursed for reasonable out-of-pocket expenses incurred in attending such meetings, (v) effective upon the closing of the Minimum, Fahnestock shall have a right of first refusal for all investment banking activities of the Company for a period of two (2) years from the final closing of this Offering, (vi) the Company shall make reasonable efforts to become a public company within twenty-four (24) months from the closing of the Offering, (vii) the Company's stock option plan shall be a maximum of 10% of the number of shares outstanding post-offering and the formula for granting of such options shall be determined by a committee of outside Board members that consists of one (1) Series B representative and (viii) the Company will deliver at the closing of sales conducted hereunder a certificate of the Company's Chief Executive Officer to the effect that the Business Plan meets the requirements hereof and has been modified or supplemented as required by Paragraph 2 hereof and does not contain any untrue statement of material fact or fail to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and all necessary corporate approvals have been obtained to enable the Company to deliver the Shares in accordance with the terms of the Offering. Other representations and warranties shall be contained in the stock purchase agreement for the Preferred Stock.

         6. Indemnification. See Exhibit B attached hereto.

         7. Breakaway Fee. Except for a termination pursuant to Paragraph 9 below, if the proposed private placement is not completed because the Company is unwilling or unable to proceed or because the Company breaches any of the covenants, representations or warranties of this Agreement, the Company shall be liable to the Placement Agent for all travel and out-of-pocket expenses incurred by the Placement Agent (including the fees and expenses of counsel) prior to, or as a result of, the receipt of notification of the Company's unwillingness or inability to proceed or breach of the said provisions hereof, in addition to a fee equal to one hundred thousand dollars ($100,000) to compensate the Placement Agent for the effort of its management and

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staff relative to the intended private placement. In addition, in all events, the Company shall remain liable for all "blue sky" counsel fees and expenses and "blue sky" filing fees.

                  8. No-Shop Provision. Until the Offering contemplated hereby is completed, but no later than ninety (90) days from the date of the Business Plan, the Company agrees that it will not negotiate with any other person relating to a possible public or private offering or placement of the Company's securities. In addition, if prior to the closing hereunder the Company is acquired, merges, sells all or substantially all of its assets or otherwise effects a corporate reorganization with any other entity, the Company shall engage Fahnestock as its financial advisor and shall pay a transaction fee to Fahnestock to be determined at that time, but in any event such fee shall be reasonable and customary for the size and nature of such a transaction.

                  9. Termination. The Company shall have the right to terminate the Offering other than as a result of Paragraph 7 with no further obligation to Fahnestock (except in regard to Sections 3, 4 and 8 hereof and the indemnification provisions set forth in Exhibit B) in the event that there is no closing of the Minimum within ninety (90) days from the date of the Business Plan. In the event that there is a closing on the Minimum, the Company may terminate the Offering after four (4) months from the date of the Business Plan subject to Fahnestock's rights to compensation for securities sold hereunder prior thereto. The Company and Fahnestock may terminate or extend the Offering at any time by mutual written consent.

                  10. Competing Claims. The Company acknowledges and agrees that no entity has any claims or is entitled to any payments for services in the nature of a finder's fee or any other arrangements, agreements, payments, issuances or understandings pursuant to this Offering or any future investment banking activities of the Company. The Company represents that no other entity has any rights of first refusal to act as placement agent in this Offering or has any rights, claims or other agreements to be paid for any investment made by any entity pursuant to this Offering.

                  11.  Miscellaneous.

         (a) Governing Law. This Agreement and the transactions contemplated hereby shall be governed in all respects by the laws of the State of New York, without giving effect to its conflict of laws principles.

         (b) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

         (c) Notices. Whenever notice is required to be given pursuant to this Agreement, such notice shall be in writing and shall either be (i) mailed by certified first class mail, postage prepaid, addressed (a) if to Fahnestock, at the address set forth at the head of this Agreement, Attention: Henry P. Williams, Senior Vice President; and (b) if to the Company, at 51 East Bethpage Road, Plainview, NY, 10155 Attention: Barry Siegel, Chief Executive Officer or (ii) delivered personally or by express courier. The notice shall be deemed given, if sent by mail, on the third day after deposit in a United States post office receptacle, or if delivered personally or by express courier, then upon receipt.

         (d) Dispute. In the event of any action at law, suit in equity or arbitration proceeding in relation to this Agreement or the transactions contemplated by this Agreement, the prevailing party, or parties, shall be paid its reasonable attorney's fees and expenses arising from such action, suit proceeding by the other party.

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         If the foregoing correctly sets forth the understanding between
Fahnestock and the Company, please so indicate in the space provided below for that purpose whereupon this letter shall constitute a binding agreement between us.

                                             Very truly yours,

                                             Collision Depot.com, Inc.

                                             By: _______________________
                                                 Barry Siegel
                                                 Chief Executive Officer

Confirmed and agreed to:

Fahnestock & Co. Inc.


By: _____________________
    Henry P. Williams
    Senior Vice President


Date: ___________________

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                                                                       EXHIBIT A

                                                                  April 14, 1999


                           Collision Depot.com, Inc.

                   Private Placement of Convertible Preferred

                             Preliminary Term Sheet

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I. The Offering

Issuer: Collision Depot.com, Inc. (the "Company"), a Delaware corporation wholly-owned by First Priority Group, Inc. ("FPGI").

Issue: Private Placement of Series B Convertible Preferred Stock (the "Series B Preferred Stock") offered to accredited investors only pursuant to Regulation D.

Amount: Minimum of $5.0 million and maximum of $7.0 million. As part of the Minimum, the Company shall raise a minimum of five hundred thousand dollars ($500,000) and a maximum of two million dollars ($2,000,000) of Series A Preferred Stock which shall have similar terms as the Series B Preferred Stock and shall be funded and held in escrow prior to the marketing of the Series B Preferred Stock.

Pre-Offering Fully-diluted
  Valuation:                  $21 million.

Use of Proceeds:              Web site development, marketing expenses and
                              working capital. In return for its equity ownership in the Company, FPGI shall contribute all its tangible and intangible property and personnel related to the internet application of collision damage claims management, repair facilities and damage repairs to the auto insurance industry.

Purchase Agreement:           The Series B Preferred Stock shall be purchased
                              pursuant to a Stock Purchase Agreement which shall contain representations, warranties and covenants of the Company and conditions to closing customary for a transaction of this kind.

Estimated Closing Date:       Within 60 days from the date of the Business Plan.

II. Summary of Preferred Stock Terms

Right of Conversion:          Each Share of Series B Preferred Stock is
                              convertible at any time (at the option of the holder) initially on a share-for-share basis into the Company's Common Stock.

Automatic conversion:         Each share of Series B Preferred Stock shall
                              automatically be converted into shares of Common
                              Stock at the closing of an initial public offering in which the gross proceeds to the Company are not less than $12 million and the investors of the Series B Preferred Stock realize an internal rate of return of at least 40% (a "Qualified Public
                              Offering").


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Conversion Price:                   The purchase price of the Series B Preferred
                                    Stock (the "Conversion Price").

Dividend Provisions:                The holders of the Series B Preferred Stock
                                    shall be entitled to receive cumulative
                                    dividends at the rate of 8% per annum when, as and if declared by the Board of Directors.

Seniority:                          Any future issues of preferred stock shall
                                    not be senior to the Series B Preferred
                                    Stock, except upon the consent of at least
                                    67% of the then outstanding shares of the Series B Preferred Stock.

Liquidation Preference:             The holders of the Series B Preferred Stock
                                    shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company or proceeds thereof to the holders of Common Stock, an amount equal to the purchase price of each Series B
                                    Preferred Stock plus any accrued and unpaid dividends (the "Liquidation Preference").

Merger, Consolidation
    or Sale: Upon the consolidation or merger of the Company in which stockholders of the Company own less than 50% of the voting securities of the resulting or surviving corporation, or the sale or transfer of all or substantially all the assets of the Company, the holders of the Series B Preferred Stock shall have the option to (i) receive the Liquidation Preference plus accrued and unpaid dividends, or (ii) participate with the holders of Common Stock on an as-converted basis.

Voting Rights:                      The holders of Series A and B Preferred
                                    Stock shall be entitled to vote with the Common Stock of the Company as a single class on the basis of one vote per share of Series A and B Preferred Stock. The Common
                                    Stockholders shall be entitled to one vote per share.

Registration Rights:                The holders of the Series B Preferred Stock
                                    will be entitled to certain demand and
                                    piggyback registration rights for the Common
                                    Stock to be received upon conversion of the Series B Preferred Stock following an initial public offering.

Mandatory Redemption:               On or after the earlier of (i) five years
                                    from the date of the closing hereunder or
                                    (ii) the date at which any other series of preferred stock is entitled to mandatory redemption, the holders of the Series B
                                    Preferred Stock shall have the option of "putting" their Series B Preferred Stock back to the Company for the Liquidation
                                    Preference plus any accrued and unpaid
                                    dividends.

Anti-dilution Provisions:           The holders of the Series B Preferred Stock
                                    shall have certain anti-dilution provisions which shall be calculated on a full-ratchet basis.

Preemptive Right
    (Rights of First Refusal):      Holders of the Series B Preferred Stock
                                    shall have the same right of first refusal providing for the purchase of shares of future private offerings of equity securities (or warrants or other securities convertible into equity securities) of the Company that will enable them to maintain their fully-diluted percentage ownership of the Company. This right shall terminate upon a Qualified Public Offering.

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Tag-Along Provision
  (Co-sale rights):        In the event that an offer is made to purchase
                           shares of Common Stock owned by any officers, directors or 5% holders of the Company, the holders of the Series B Preferred Stock shall have the right to sell a pro rata portion of their shares to such purchaser.

Board of Directors:        The holders of the Series B Preferred Stock, as a
                           class, will be entitled to designate two (2) members of the Board of Directors which shall consist of five (5) members.

Re-set Provision:          The ownership interest of the holders of the Series B
                           Preferred Stock shall be adjusted based on the actual operating performance of the Company. The ownership interest shall increase 100% if the Company's actual
                           2002 EBIT is less than $11 million. In addition to the adjustment in ownership interest, the holders of the Series B Preferred Stock will be entitled to designate one (1) additional member to the Board of Directors if the Re-set Provision occurs. If the Company completes a Qualified Public Offering, this
                           Re-set Provision will expire.

Negative Covenants:        The following corporate actions shall require the
                           approval of the holders of Series B Preferred Stock's representative to the Board of Directors: (i) any material financing transactions including, but not limited to, the addition of debt or issuance of common or preferred securities, with the exception of a Qualified Public Offering; (ii) any sale of the Company, or any merger or similar transaction by the Company; (iii) any material inter-company, related-party or affiliated transactions; (iv) formation of new corporations; and (v) other major decisions or events outside the ordinary course of business.

Information Rights:        The holders of the Series B Preferred Stock and
                           Fahnestock shall have the right to promptly receive:
                           (i) quarterly unaudited financial statements within 50 days after the end of each quarter; (ii) annual unaudited financial statements within 105 days after the end of each year; (iii) a budget and operating plan for each year at least 45 days prior to the start of each fiscal year; (iv) copies of all reports sent to stockholders or filed with the SEC; (v) notification of material litigation and (vi) other information as reasonably requested.

Amendments and
 Waivers of Rights:        Amendments to and waivers of the rights of the
                           holders of the Series A and B Preferred Stock must be approved by the holders representing 67% of the outstanding Series A and B Preferred Stock voting together as one class.

III. Placement Agent Compensation

Exclusive Placement Agent: Fahnestock & Co. Inc.

Placement Agent Fee:       8% of the total amount raised.

Expense Allowance:         $50,000, $25,000 of which is payable upon the
                           signing of a Placement Agent Agreement. The remaining $25,000 is earned and due upon closing of the Offering.

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Warrants:                          Five-year warrants to purchase Common Stock
                                   equal to 10% of the number of as-converted common shares underlying the Series B Preferred Stock sold hereunder at a 10% premium to the conversion price.

Reduced fees for
  Series A Preferred Stock:        Placement Agent Fee of 4.0% of total amount
                                   raised and Warrants to purchase Common Stock equal to 5.0% of as-converted common shares underlying the Series A Preferred Stock.

Other: Upon closing of the Offering, Fahnestock shall have a right of first refusal for all investment banking activities of the Company for a period of two years from the final closing and shall have observer rights to meetings of the Board of Directors. The Fahnestock observer shall be promptly reimbursed for reasonable out-of-pocket expenses incurred in attending such meetings.

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